Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CVD EQUIPMENT CORP.

Under Section 805 of the

Business Corporation Law

We, the undersigned, President and Secretary, respectively, of CVD Equipment Corp., a Corporation organized under the laws of the State of New York, hereby certify that:

(1) The name of the Corporation is CVD Equipment Corp.

(2) The Certificate of Incorporation was filed by the Department of State on the 13th day of October, 1982.

(3) The Certificate of Incorporation of this Corporation is hereby amended to change the location of the Corporation’s office; to change the corporate stock from the presently authorized Two Hundred (200) Shares no par value, of which 99.99 have been issued, to Ten Million (10,000,000) Shares of Common at One Cent ($.01) par value, Five Hundred (500) Shares of Class A Preferred at One Cent ($.0l) par value and Two Hundred Fifty (250) Shares of Class B Preferred at One Cent ($.0l) par value (each presently outstanding no par value Share shall be changed for Fifteen Thousand Shares of One Cent par value Common, Five Shares of Class A Preferred, and Two and One-Half Shares of Class B Preferred); to change the post office address to which the Secretary of State shall mail a copy of any process against the ‘Corporation served upon him; and to change the name of the Corporation to CVD EQUIPMENT CORPORATION.

Paragraph “FIRST” of the Certificate of Incorporation of this Corporation, which reads as follows:

FIRST: The name of the ‘corporation is CVD Equipment Corp.

Is hereby amended to read as follows:

FIRST: The name of the Corporation is CVD Equipment Corporation.

Paragraph “THIRD” of the Certificate of Incorporation of this Corporation, which read as follows:

THIRD: The office of the corporation in the State of New York is to be located in the Town of Oyster Bay, County of Nassau.

Is hereby amended to read as follows:

THIRD: The office of the Corporation in the State of New York is to be located in the Town of Babylon, County of Suffolk.

Paragraph “FOURTH” of the Certificate of Incorporation of this Corporation, which reads as follows:

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 200, without par value.

Is hereby amended to read as follows:

FOURTH: (a) The Corporation is author-ized to issue three classes of stock to be designated respectively “Common,” “Class A Preferred,” and “Class B Preferred.” The aggregate number of Shares which the Corporation shall have authority to issue is Ten Million Seven Hundred Fifty (10,000,750), which are divided into Ten Million (10,000,000) Shares of Common Stock with a par value of One Cent ($.0l) each, Five Hundred (500) Shares of Class A Preferred Stock with a par value of One Cent ($.0l) each, and Two Hundred Fifty (250) Shares of Class B Preferred Stock with a par value of One Cent ($.0l) each.

(b) Class A Preferred Stock shall be entitled to the rights, interests, pref-erences, limitations and restrictions hereinafter set forth:

(1)	Each Share of Class A Preferred Stock shall be entitled to One Thousand (1,000) votes on each matter corning before the holders of the Common Stock of the Corporation.

(2)	Each Share of Class A Preferred Stock is convertible, at the Option of the holder thereof, into One Thousand (1,000) Shares of the Corporation’s Common Stock if the Corporation’s income before provision for taxes and exclusive of any capital gains or losses and of depreciation of any building to be owned by the Corporation (“Pre-Tax Profit”), as audited by the Corporation’s independent public accountants, is equal to or greater than $1,800,000 for the year ending December 31, 1986 or $3,000,000 for the year ending December 31, 1987. In no event will any Shares of Class A Preferred Stock be convertible subsequent to June 30, 1988.

(3)	No dividends may be declared on the Class A Preferred Stock.

(4)	In the event of any voluntary or involuntary, complete or partial liquidation, dissolution or winding-up of the Corporation, before any amount shall be paid to or set aside for, or any assets shall be distributed among, the holders of Common Shares of the Corporation, each holder of a Share of Class A Preferred Stock shall be entitled to receive out of the assets of the Corporation or the proceeds thereof a preferential payment in an amount equal to $.01 per Share.

(5)	The Corporation will, on July 2, 1990, redeem for One Cent ($.0l) per Share all then outstanding Shares of Class A Preferred Stock. All such Stock which is redeemed shall be cancelled and may not be reissued.

(c) Class B Preferred Stock shall be entitled to the rights, interests, preferences, limitations and restrictions hereinafter set forth:

(1)	Holders of Class B Preferred Stock shall have no voting rights on any matter, except to the extent required by law.

(2)	Each Share of Class B Preferred Stock is convertible, at the option of the holder thereof, into One Thousand (1,000) Shares of the Corporation’s Common Stock if the Corporation’s’ Pre-Tax Profit (as determined in the case of Class A Preferred Stock) is equal to or greater than $1,800,000 for the year ending December 31, 1986 and $3,000,000 for the year ending December31, 1987. In no event will any Shares of Class B Preferred Stock be converted subsequent to June 30, 1988.

(3)	No dividends may be declared on the Class B Preferred Stock.

(4)	In the event of any voluntary or involuntary complete or partial liquidation, dissolution or winding-up of the Corporation, before any amount shall be paid to or set aside for, or any assets shall be distributed among, the holders of Common Shares ‘of the Corporation, each holder of a share of Class B Preferred Stock shall be entitled to receive out of the assets of the Corporation or the proceeds thereof a preferential payment in an amount equal to $.01 per Share.

(5)	The Corporation will, on July 1, 1988, redeem for One Cent ($.01) per Share all then outstanding Shares of Class A Preferred Stock. All such Stock which is redeemed shall be cancelled and may not be reissued.

(d) Each of the One Hundred (100) Presently issued and outstanding Shares of no par value Common Stock of the Corporation is hereby changed, effective upon the surrender to the Corporation of the Certificate for such Shares, into Fifteen Thousand (15,000) Shares of One Cent par value Common Stock of the Corporation, Five (5) Shares of One Cent par value Class A Preferred Stock, and Two and One-Half (2 1/2) Shares of One Cent par value Class B Preferred Stock.

Paragraph “FIFTH” of the Certificate of Incorporation of this Corporation, which reads as follows:

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation maybe served, H and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is 4 Lucille Lane, Old Bethpage, New York 11804.

Is hereby amended to read as follows:

FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is do Guberman & Teitelbaum, Esqs., P. 0. Box 514, Smithtown, New York 11787.

(4) The amendment to the Certificate of Incorporation was authorized at a meeting of the shareholders by the majority vote of all the outstanding shares entitled to vote, thereon.

IN WITNESS WHEREOF, this Certificate has been subscribed this 25th day of April, 1985 by the undersigned who affirm that the statements made herein are true under the penalties of perjury,

LEONARD A. ROSENBAUM	President	/s/ LEONARD A. ROSENBAUM

MARY ANN CULLEN	Secretary	/s/ MARY ANN CULLEN